                              As Filed with the Securities and Exchange Commission on January 28, 2000

                                                                                                         Registration No. 333-______

====================================================================================================================================

                                                 SECURITIES AND EXCHANGE COMMISSION

                                                        Washington, DC 20549

                                                           --------------

                                                           FORM S-8 / S-3
                                                       REGISTRATION STATEMENT

                           (including registration of shares for resale by means of a Form S-3 Prospectus)

                                                                Under
                                                     The Securities Act of 1933

                                                           --------------

                                                        U.S. ELECTRICAR, INC.
                                       (Exact name of registrant as specified in its charter)

                           California                                                         95-3056150
                     (State Incorporation)                                       (I.R.S. Employer Identification No.)

                                                     19850 South Magellan Drive
                                                     Torrance, California 90502

                                              (Address of principal executive offices)

                                                       1996 STOCK OPTION PLAN
                                                    SHARES ISSUED AS COMPENSATION
                                                            CARL D. PERRY
                                                       Chief Executive Officer
                                                       U. S. ELECTRICAR, INC.
                                                     19850 South Magellan Drive
                                                     Torrance, California 90502

                                               (Name and address of agent for service)

                                                           (310) 527-2800
                               (Telephone number, including area code, of agent for service) Copy to:

                                                       Donald C. Reinke, Esq.
                                                      Bay Venture Counsel, LLP
                                                  1999 Harrison Street, Suite 1300
                                                      Oakland, California 94612
                                                            510-273-8750

                                                       -----------------------


                                                CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                  Proposed Maximum       Proposed Maximum
            Title of Each Class of             Amount to be      Offering Price Per     Aggregate Offering         Amount of
         Securities to be Registered            Registered              Share                  Price            Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
    Common Stock, no par value per share:
    subject to outstanding options under
    the 1996 Stock Option Plan;                     40,331,818       $ 0.21(1)             $ 8,469,682(1)          $2,236.00
    reserved under the 1996 Stock Option
    Plan;                                            4,668,182       $ 0.55(2)             $ 2,567,500(2)          $  677.82
    issued to employees as compensation
                                                       808,400       $ 0.55(3)             $   444,620(3)          $  117.82

===================================================================================================================================

(1)  Estimated  in  accordance  with Rule 457 (h) solely for the purpose of  calculating  the  registration  fee on the basis of the weighted average exercise price of $0.21 per share for outstanding  options to purchase a total of 40, 331,818 shares of Common
     Stock
(2)  $0.55 per share (which is the average of the high and low prices of  Registrant's  Common Stock as reported on the OTC Bulletin
     Board on January 21, 2000) for 4, 668, 182 shares of Common Stock reserved for issuance thereunder.
(3)  Estimated in accordance with Rule 457 (h) solely for the purpose of calculating the  registration fee on the basis of $0.55 per share,  which is the average of the high and low prices of  Registrant's  Common Stock as reported on the OTC Bulletin Board on
     January 21, 2000.

                             ------------------------------------------------------------------------------

====================================================================================================================================

                                    PART I.

                  INFORMATION REQUIRED IN THE 10 (a) PROSPECTUS

                                EXPLANATORY NOTE

         At our Annual Meeting held on May 9, 1997, our shareholders approved our 1996 Stock Option Plan. The options granted under the 1996 Plan may be either incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or options not intended to qualify as incentive stock options ("Non-Qualified Options"). The authorized number of shares reserved for issuance under the 1996 Plan was 15,000,000. Our shareholders increased the authorized number of shares from 15,000,000 shares to 45,000,000 shares on July 29, 1999. This registration statement contains a Reoffer Prospectus prepared in accordance with the requirements of Part I of Form S-3. The prospectus covers offers and sales of shares of common stock, no par value of U.S. Electricar, Inc. by: (i) employees, directors and consultants of U.S. Electricar with respect to shares of our common stock that are reserved under our 1996 Plan or that may be issued upon the exercise of currently outstanding options granted under our 1996 Plan; and (ii) Messieurs. Kang and Goodarzi with respect to 808,404 shares of our common stock that may be issued to them upon the exercise of options granted to them as compensation. These shareholders are identified below in the section entitled "The Selling Shareholders." Options or shares of common stock also may be issued under the 1996 Plan in amounts and to persons not presently known by us. Such information, when know, may be included in an amendment to this prospectus.

         The 1996 Plan provide for the grant of stock options to employees, directors and consultants of U.S. Electricar. The option price with respect to ISOs may not be less than 100% of the fair market value of the underlying shares on the date of grant of the option. However, in the case of an ISO granted to a person owning over 10% of the common stock, the option price may not be less than 110% of such fair market value. The exercise price or the Non-Qualified Options may not be less than 85% of the fair market value. The fair market value is the closing sale price of the Common Stock as reported on the National Association of Securities Dealers Bulletin Board on the last market trading day prior to the time of the grant. The aggregate fair market value (determined at the time of grant) of the common stock subject to ISOs may not exceed $100,000. ISOs are exercisable over the exercise period specified in the applicable option agreement, but in no event may such period exceed five years from the date of grant. In the case of an ISO granted to any person owning over 10% of the common stock, the exercise period may not exceed five years from the date of grant. Non-Qualified Options are exercisable over a period of up to five years from the date of grant. Options granted under the 1996 Plan are generally nontransferable and, with certain exceptions in the event of the death or disability of the optionee, options granted under the 1996 Plan generally terminate ninety days after termination of an optionee's employment with us. The 1996 Stock Option Plan, as amended, is an exhibit to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 29, 1999 and should be read in connection herewith.

                               REOFFER PROSPECTUS

                              U.S. ELECTRICAR, INC.

                         808,404 SHARES OF COMMON STOCK
             Issued to Messieurs. Kang and Goodarzi as Compensation

         This prospectus relates to the offering of up to 808,404 shares of our common stock which may be sold from time to time in one or more transactions by Messieurs. Don Kang and Gholam A. Goodarzi, employees of U.S. Electricar. Messieurs. Kang and Goodarzi are also identified below in the section entitled "The Selling Shareholders."

         We will not receive any proceeds from the sale by the selling shareholders of the shares covered by this prospectus.

         The selling shareholders will sell the shares at prices which are current when the sales take place or at other prices upon which the parties agree. The selling shareholders may or may not use brokers and dealers in these transactions, but will pay brokerage fees or commissions if relevant. We will pay all of the expenses associated with the registration of the shares and this prospectus.

         Our Common Stock is traded on the over-the-counter market and quoted on the National Association of Securities Dealers (NASD) Bulletin Board under the symbol "ECAR." On January 21, 2000, the closing sale price of our Common Stock on the OTC Bulletin Board was $0.55 per share.

Investment in our common stock involves risk. See "risk factors" beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this prospectus is January 28, 2000.

                               TABLE OF CONTENTS

                                                                            Page

Prospectus ................................................................    4
U. S. Electricar ..........................................................    5
Risk Factors ..............................................................    5
Disclosure Regarding Forward-Looking Statements ...........................   10
Use of Proceeds ...........................................................   10
The Selling Shareholders ..................................................   10
Plan of Distribution ......................................................   11
Legal Matters .............................................................   12
Experts ...................................................................   12
Documents Incorporated by Reference .......................................   12
Where to Find More Information About U.S. Electricar ......................   13
Indemnification and the SEC's Position on Enforceability ..................   13
Information Required in Registration Statement ............................   13
Signatures ................................................................   16
Power of Attorney .........................................................   17
Index to Exhibits .........................................................   18

                                   PROSPECTUS

         You should read the entire prospectus, especially the risks discussed under "Risk Factors" beginning on page 5 of this prospectus and the other information incorporated by reference in this prospectus before making an investment decision.

                                 U.S. ELECTRICAR

         Our principal executive offices are located at 19850 South Magellan Drive, Torrance, California 90502. The telephone number at that location is
(310) 527-2800.

         U.S. Electricar designs, develops and markets electric and hybrid electric drive-trains and their related components as well as alternative fuel vehicles. The drive-trains incorporate our proprietary Panther technology which consists of an electric motor and electronic controls that regulate the flow of electricity to and from the batteries (at various voltage and amperages) to propel the vehicle. We are also developing new battery technologies based on our Panther(TM) technology that are so precise that they could be used for battery conditioning. Other components such as air conditioning, heat pump units, electro-hydraulic power steering units are being developed and designed by us. We are currently focusing our development efforts primarily in the following areas:

         o        Technical  proposals  and program  development  under the U.S.
                  government's Defense Advanced Research Project Agency and the Department of Transportation;
         o        Power  Control and Drive Systems and related  technologies;
         o        Shuttle and Transit Bus  integration  and  development;  and
         o        Subsystem   development   (i.e.,   climate   control,    power
                  management).

         We have made our Panther(TM) technology available to third party vendors for integration into their own products. We are also offering BatterCare(TM), a battery management system to Original Equipment Manufacturers. We have several key contracts with the U.S. government's Defense Advanced Research Project Agency and the Department of Transportation, including the analysis of a new plastic lithium ion vehicle battery concept, testing of advanced vehicle batteries and development of an airport electric passenger tram system. We also have several major engineering contracts with Hyundai Motor Company to design, develop and test electric drive-trains and related products. Hyundai Motor Company is also contracting with us for the development of an advanced charging unit and a hybrid electric vehicle.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains "forward-looking" statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this prospectus.

If we do not raise significant additional capital, we will be unable to commercialize our products or to fund continuing operations.

         We need substantial working capital to fund our operations. As of October 31, 1999, we had an accumulated deficit of $85,686,000. Our long-term capital requirements will depend on numerous factors, including among others, the extent and progress of additional development and manufacturing activities related to electric vehicles. During the three years ended July 31, 1999, we obtained approximately $3 million (net of debt repayments) in cash from financial activities through private placements of common stock and Series A preferred stock, the exercise of options and warrants, and the issuance of convertible subordinated notes payable and secured convertible bonds and notes. During the fiscal year ended July 31, 1999, we received $200,000 from a European investor group in the form of a short-term, non-interest bearing promissory note. Unless we are successful in our efforts to establish collaborative agreements to sell our electric and hybrid drive-trains and electric vehicles, our cash resources will be used to satisfy our existing liabilities, and we will therefore be unable to fund our operations, which may result in significant delay of our planned activities or the cessation of operations. Even if we are successful in these efforts to raise additional funds, such funds may not be adequate to fund our operations on a long-term basis. We expect that we will continue to incur losses through 2000 and will have to rely extensively on cash from external financing.

         We will need to obtain additional funding through public or private equity or debt financing, collaborative agreements or from other sources to continue our research and development activities, fund operating expenses and commercialize our products. If we raise additional funds by issuing equity securities, current stockholders may experience significant dilution. If we obtain additional funds through collaborative agreements, we may be required to relinquish rights to certain of our technologies, products or marketing territories that we would otherwise seek to develop or commercialize ourselves. We may be unable to obtain adequate financing on acceptable terms when needed. If we are unable to obtain adequate funds, we may be required to reduce significantly our spending and delay, scale back or eliminate one or more of our research, development, or commercialization programs, which would have a material adverse effect on our business, financial condition and results of operations.

We cannot predict our future profitability.

         We have spent substantial amounts of money on research, development, administrative and other costs associated with our efforts to become an international manufacturer and distributor of electric vehicles. We are obligated to perform research and development activities under development and licensing agreements. We intend to continue increasing certain of our operating expenditures, including our research and development and sales and marketing. We cannot assure you that we will generate a sufficient level of revenue to offset these expenditures or achieve or sustain profitability, or that we will be able to adjust spending in a timely manner to respond to any unanticipated decline in revenue due to the fact that our expenditures for sales and marketing and research and development are, in the short term, relatively fixed. Our ability to increase revenues or achieve profitability in the future will depend on our ability to increase sales of our products, reduce the cost of manufacturing, and successfully introduce and sell enhanced versions of our existing products and new products.

Our operating results are likely to fluctuate in future periods and may fail to meet the expectations of securities analysts or investors.

         Our annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future as a result of numerous factors, some of which are outside of our control. These factors include:

         o        market acceptance of our products;
         o competitive pressures, including pricing pressures from our partners and competitors;
         o        the timing or cancellation of key contracts;
         o the timing of new product by us, our partners or our competitors;
         o        variations in the mix of products offered by us;
         o        changes in the pricing policies of our suppliers;
         o        the availability and cost of key components; and
         o        the timing of personnel hiring.

         We may also experience substantial period to period fluctuations in future operating results and declines in gross margin as a result of the erosion of average selling prices for electric propulsion systems and components for electric and hybrid vehicles due to a number of factors, including competition and rapid technological change. We anticipate that average selling prices for our products will decrease over time due to competitive pressures. Decreasing average selling prices could cause us to experience decreased revenues despite an increase in the number of units sold. We cannot assure you that we will be able to sustain or improve our gross margins in the future, or that we will be able to offset future price declines with cost reductions.

         As a result of these and other factors, it is possible that in some future period our operating results will be below the expectations of securities analysts and investors. In that event, the trading price of our common stock would likely decline.

Product liability claims asserted against us in the future could exceed our insurance coverage and result in substantial liability.

         Our business exposes us to potential product liability risks that are inherent in the development, testing, manufacture, marketing and sale of motor vehicles. Product liability insurance for the motor vehicles industry generally is expensive. Our present product liability insurance coverage, which includes coverage for acts by third parties, including manufacturers of our product, may not be adequate. We will also need to increase our insurance coverage as we further develop our products, and we may be unable to obtain adequate insurance coverage against all potential claims at a reasonable cost. Some of our development and manufacturing agreements contain insurance and indemnification provisions pursuant to which we could be held accountable for certain occurrences. If we are subject to product liability claims for which we have inadequate insurance, we could be required to use a large amount of cash, which would then not be available for funding operations or development and commercialization of our products.

Our market is subject to rapid technological change.

         The electric vehicle industry is still in its infancy. These products encompass a wide variety of technologies aimed at both consumer and commercial markets. The critical role of technology in this market is demonstrated through several product offerings. Applied technologies range from direct current (DC) motor drives to alternate current (AC) induction motor drives, from conversion vehicles to purpose-built (OEM) vehicles, from lead-acid batteries to more advanced power storage technologies and from traditional materials to more advanced composite materials. As the industry matures, key technologies and capabilities are expected to play critical competitive roles. If we do not meet these technological changes and challenges by introducing new products, our product line will become obsolete which would have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we will be able to respond quickly and effectively to technological change.

The market in which we operate is highly competitive, and we may not be able to compete effectively.

         The competition to develop and market electric vehicles has increased during the last year. There are many large and small companies, both domestic and foreign, now in, poised to enter, or entering this industry. Most of the major domestic and foreign automobile manufacturers (1) have produced design-concept electric vehicles, and/or (2) have developed improved electric storage, propulsion and control systems, and/or (3) are now entering or planning to enter into production. Several non-automotive companies are also developing improved electric storage, propulsion and control systems. Our most immediate competitors are: Solectria, Inc., Siemens AG, and Lockheed Martin, Inc. Our future prospects will be highly dependent upon the successful development and introduction of new products that are responsive to market needs and can be manufactured and sold at a profit. The development of hybrid-electric and alternative fuel vehicles, such as compressed natural gas, fuel cells and hybrid cars poses a competitive threat to us in markets for low emission vehicles but not in markets where government mandates call for zero emission vehicles. Growth of the present limited demand for electric vehicles depends upon the ability of electric and hybrid-electric vehicles to successfully compete with vehicles powered with internal combustion engines on price and performance. There can be no assurance that we will be able to successfully develop or market new products that will compete effectively.

         Some of our competitors and potential competitors have substantially greater name recognition and technical, financial and marketing resources than we do, and we can give you no assurance that we will be able to compete effectively in our target markets. As a result, they may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing new products than we can. We cannot assure you that we will have the financial resources, technical expertise or marketing, manufacturing, and support capabilities to compete successfully. This competition could result in price reductions, reduced profit margins and loss of market share, which could materially and adversely affect our business, financial condition and results of operations.

Our success depends on environmental initiatives and legislation to promote the use of alternative fuel vehicles.

         Federal legislation was enacted to promote the use of alternative fuel vehicles, including electric vehicles. Several states have also adopted legislation that sets deadlines for the introduction of zero emission vehicles ("ZEVs"). The State of California delayed the mandated introduction of ZEVs from 1998 to 2003, but still retained the original required percentage of ZEVs and now hybrid-electric vehicles for 2003 at 10%. The State of California estimates that a combination of 100,000 electric and hybrid electric vehicles will be required to meet the State's 2003 mandate. The U.S. Department of Energy also modified their rules governing how state fleets and utility fleets must comply with the Energy Policy Act of 1992 on alternative fuel transportation programs. A reverse in the trend requiring the use of non-polluting or low emission vehicles could have a material adverse effect on our business, financial condition and results of operations.

Our reliance on key contracts.

         Net sales of $2,774,000 for 1999 increased $836,000 or 43% from $1,938,000 in 1998. Two primary factors caused this increase. First, in 1999, we sold a technology license to Hyundai Heavy Industries for $600,000. Second, the Company increased engineering, development and testing of electric and hybrid drive-trains and related components in conjunction with Hyundai Motor Company of Korea and the U.S. Government through United States Postal Service, Defense Advanced Research Project Agency and the Department of Transportation programs. Of the Company's total sales for 1999, $1,954,000, or 70% were revenues realized on engineering contracts with Defense Advanced Research Project Agency, the Hyundai Group of Korea and other customers. Although we anticipate deriving further development contracts from these relationships as well as utilizing Hyundai Heavy Industries to manufacture our drive systems for international sales, we cannot assure you that these events will occur. Our business, financial condition and result of operations if we cannot develop joint ventures with global vehicle and bus manufacturers, or other strategic partnership will be adversely affected.

Our ability to protect our intellectual property may affect our ability to compete.

         Our future success and ability to compete is dependent in part upon our proprietary technology. We rely on a combination of copyright, patent, trademark and trade secrets laws and nondisclosure agreements to establish and protect our proprietary technology. We currently hold one United States patent and have one United States patent application pending and several United States trademark and service mark applications pending. However, we cannot assure you that patents or trademarks will be issued with respect to pending or future patent and trademark applications or that our patents will be upheld as valid or will prevent the development of competitive products or that any actions we have taken will adequately protect our intellectual property rights.

         We generally enter into confidentiality agreements with our employees, consultants, customers and potential customers to limit the disclosure and use of our proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain or use our products or technology. We also cannot assure you that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

         We are also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. We cannot assure you that third parties will not assert infringement claims in the future with respect to our current or future products. Any such assertion, regardless of its merit, could require us to pay damages or settlement amounts and could require us to develop non-infringing technology or acquire licenses to the technology that is the subject of asserted infringement. This litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of any litigation and the resulting distraction of our management resources could have a material adverse effect on our business, results of operations or financial condition. We also cannot assure you that any licenses of technology necessary for our business will be available or that, if available, these licenses can be obtained on commercially reasonable terms. Our failure to obtain these licenses could have a material adverse effect on our business, results of operations and financial condition.

The liquidity and marketability of our stock.

         Our stock is currently traded on National Association of Securities Dealers, Inc.'s OTC Bulletin Board. Although our securities are included on the OTC Bulletin Board, there can be no assurance that a regular trading market for the securities will be sustained in the future. The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than The Nasdaq Stock Market, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for The Nasdaq Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain. The reduced liquidity of our stock and the reduced public access to quotations for our stock could depress the market price of our stock.

"Penny Stock" regulations may impose restrictions on marketability of our stock.

         The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that is not traded on a national securities exchange or Nasdaq and that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. In the past, our securities that are included on the OTC Bulletin Board have traded at less than $5.00 per share, our stock may therefore become subject at any time to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. Accredited investors generally include investors that have assets in excess of $1,000,000 or an individual annual income exceeding $200,000, or, together with the investor's spouse, a joint income of $300,000. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require, among other things, the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market and the risks associated therewith. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of stockholders to sell our securities in the secondary market.

Volatility of our stock price.

         The price of our common stock has been particularly volatile and will likely continue to fluctuate in the future. Announcements of technological innovations, regulatory matters or new commercial products by us or our competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential product results relating to products under development by us or our competitors, regulatory developments in both the United States and foreign countries, public concern as to the safety and the future of electric vehicles, and economic and other external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of our common stock. In addition, from time to time, the stock market experiences significant price and volume fluctuations that may be unrelated to the operating performance of particular companies or industries. The market price of our common stock, like the stock prices of many publicly traded smaller companies, has been and may continue to be highly volatile.

Dependence on key personnel.

         Our future success depends largely on the continued service of our management, key product and application engineers and technical sales support personnel as well as our ability to identify, hire and retain additional senior personnel. We face intense competition for qualified personnel, and we cannot be certain that we will successfully attract and retain additional qualified personnel in the future. In particular, our success is highly dependent upon the personal abilities of our senior management and technical personnel. We do not have employment contracts with any of our executive officers. We believe that our future success will depend in large part upon our continued ability to hire, retain and motivate highly skilled employees who are in great demand. We cannot assure you that we will be able to do so. We do not anticipate that we will pay cash dividends on our common stock. We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, our debt securities contain limitations on our ability to declare and pay cash dividends.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes "forward-looking statements" including statements containing the words "believes," anticipates," "expends" and words of similar import. All statements other than statements of historical fact included in this prospectus, including without limitation, statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in documents incorporated by reference herein and located elsewhere herein, regarding U.S. Electricar or any of the transactions described herein, including the timing, financing, strategies and effects of these transactions, are forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from expectations are disclosed in this prospectus, including, without limitation, in conjunction with the forward-looking statements in this prospectus and/or under "Risk Factors." We do not intend to update these forward-looking statements.

                                 USE OF PROCEEDS

         The shares covered by this prospectus are being offered by the selling shareholders and not by us. As a result, we will not receive any proceeds from the sale of the shares.

                              SELLING SHAREHOLDERS

         The selling shareholders listed below have or will acquire the shares being registered pursuant to the exercise of options previously granted to them by U.S. Electricar. The selling shareholders acquired beneficial ownership of their respective shares through the purchase of restricted securities.

         The following table shows, in each case as of January 21, 2000:

         o        the name of each selling shareholder;

         o how many shares of common stock the selling shareholder beneficially owns;

         o how many shares of common stock the selling shareholder can resell under this prospectus; and assuming a selling shareholder sells all of the share of common stock listed next to his or her name, how many shares the selling shareholder will beneficially own after completion of the offering.

         We have calculated the number of shares each selling shareholder "beneficially owns" in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership as defined in Rule 13d-3 does not necessarily indicate beneficial ownership for any other purpose. Under Rule 13d-3, a person beneficially owns all shares as to which he or she has either sole or shared voting power or sole or shared investment power, as well as all shares which they have the right to acquire within 60 days of the calculation date by exercising any stock option or other right. Since the list below speaks as of January 21, 2000, beneficial ownership therefore includes all shares which the selling shareholder has the right to acquire within 60 days of January 21, 2000 (i.e., on or before March 22, 2000). Shares beneficially owned by each selling shareholder represent less than one percent (1%) of our outstanding common stock.


                                                                        Shares which May be Sold             Shares Beneficially
   Selling Shareholder             Shares Beneficially Owned              Under this Prospectus              Owned after Offering
--------------------------      --------------------------------      ------------------------------       -------------------------
Gholam Abas Goodarzi                       404,200                               404,200                              -0-
Don Kang                                   404,200                               404,200                              -0-


                              PLAN OF DISTRIBUTION

         We have been advised by the selling shareholders that they intend to sell all or a portion of the shares from time to time in the National Association of Securities Dealers, Inc.'s over-the-counter Bulletin Board and that sales will be made at prices prevailing on the OTC Bulletin Board at the time of such sales. The selling shareholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. Further, the selling shareholders may choose to dispose of the shares by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the selling shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

         Any broker-dealer participating in such transaction as agent may receive commissions from the selling shareholder (and, if such broker acts as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share, and to the extent such a broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

         Any securities covered by this prospectus which qualify for sale pursuant to Rules 144 and 701 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be our "affiliate", is entitled to sell within any three month period "restricted shares" beneficially owned by him or her in am amount that does not exceed the greater of (i) one percent of the then outstanding shares of common stock or (ii) the average weekly trading volume in shares of common stock during the four calendar weeks preceding such sale, provided that at least one year has elapsed since such shares were acquired from our affiliate. Sales are also subject to certain requirements as to the manner of sale, notice and availability of current public information regarding us. However, a person who has not been our "affiliate" at any time within three months prior to the sale is entitled to sell his or her shares without regard to the volume limitations or other requirements of Rule 144, provided that at least one year has elapsed since such shares were acquired from us or our affiliate. In general, under Rule 701 as currently in effect, any employee, consultant or advisor of us who purchases shares from us in connection with a compensatory stock or option plan or other written agreement relates to compensation is eligible to resell such shares in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144.

         There can be no assurance that the selling shareholders will sell any or all of the shares hereunder.

                                  LEGAL MATTERS

         The validity of the Shares of common stock offered hereby will be passed upon by Bay Venture Counsel, LLP, Oakland, California, counsel for U.S. Electricar.

                                     EXPERTS

         The financial statements incorporated by reference in this prospectus by reference to the annual report on Form 10-K for the year ended July 31, 1999, have been so incorporated herein in reliance on the report of Moss Adams LLP, given on the authority of said firm as experts in auditing and accounting.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference in this prospectus the following documents:

o        our annual report on Form 10-K for our fiscal year ended July 31, 1999;
o our quarterly reports on Form 10-Q for the quarter ended October 31, 1999;
o        our registration statement on Form S-1, as amended dated July 31, 1994;
         and
o        our registration statement on Form 8-A dated August 12, 1994.

         We are also incorporating by reference in this prospectus all reports and other documents that we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of securities under this prospectus. These reports and documents will be incorporated by reference in and considered to be a part of this prospectus as of the date of filing of such reports and documents.

         Any statement contained in this prospectus or in a document which is incorporated by reference herein and will be modified or superseded for purposes of this prospectus to the extent that a statement in any document that we file after the date of this prospectus that also is incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded will not, except as so modified or superseded , constitute a part of this prospectus.

         This prospectus incorporates by reference documents which are not presented in this prospectus or delivered to you with it. You may request, and we will send to you, without charge, copies of these documents, other than exhibits to these documents, which we will send to you for a reasonable fee. Requests should be directed to the Office of the Secretary, 19850 South Magellan Drive, Torrance, California 90502 (telephone 310-527-2800).

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

Judiciary Plaza                        7 World Trade Center                    Northwest Atrium Center
450 Fifth Street, N.W, Suite 1300      500 West Madison Street, Room 1024      Suite 1400
Washington, D.C.  20549                New York, New York  10048               Chicago, Illinois  60661

         You can also obtain copies of filed documents, at prescribed rates, by mail from the Public Reference Section of the SEC at its Judiciary Plaza location, listed above, or by telephone at 1-800-SEC-0330 or electronically through the SEC's Web Site at http://www.sec.gov.

         We furnish our stockholders with annual reports containing our audited financial statements and with proxy material for our annual meetings complying with the proxy requirements of the Securities Exchange Act of 1934.

            INDEMNIFICATION AND THE SEC'S POSITION ON ENFORCEABILITY

         Section 317 of the California General Corporation Law authorizes a corporation to indemnify its directors and officers. This may under certain circumstances include indemnification for liabilities arising under the Securities Act as well as for expenses incurred in that regard. Our certificate of incorporation and bylaws provide for the indemnification of present and former directors and employees and agents of U.S. Electricar to the extent permitted by the California General Corporation Law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         All documents subsequently filed by the Registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

     The  following   documents  and  information   previously  filed  with  the
Securities and Exchange Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

o        our annual report on Form 10-K for our fiscal year ended July 31, 1999;
o our quarterly reports on Form 10-Q for the quarters ended October 31, 1999;
o        our registration statement on Form S-1, as amended dated July 31, 1994;
         and
o        our registration statement on Form 8-A dated August 12, 1994.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities have been sold of which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Registrant's Certificate of Incorporation limits, to the maximum extent permitted by California law, the liability of directors for monetary damages. The Registrant's Bylaws provide that the company shall indemnify its officers, directors, employees, and other agents to the fullest extent permitted by California law.

         Section 317 of the California General Corporation law provides that a corporation may indemnify a director, officer, employee, or agent made or threatened to be made a party to a proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against expenses actually and reasonably incurred by him or her in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Item 7.  Exemption From Registration Claimed.

         Not applicable.

Item 8. Exhibits.

         4.1 1996 Stock Plan, as amended, and form of Stock Option Agreement thereunder.*

         5.1 Opinion of Bay Venture Counsel, LLP, as to legality of securities being registered.

         23.1     Consent of Moss Adams, LLP, independent accountants.

         23.2     Consent of Counsel (contained in Exhibit 5.1).

         24.1     Power of Attorney (see Page II-2).

*Incorporated by reference to the Registrant's Annual Report on Form 10-K filed on October 29, 1999.

Item 9. Undertakings.

         (a)  The registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, U.S. Electricar, Inc., a corporation organized and existing under the laws of the State of California, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on this 28th day of January, 2000.

                                     U.S. ELECTRICAR, INC.

                   By:      /s/ Carl D. Perry
                            ----------------------------------------------------
                            Carl D. Perry, President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl D. Perry as his attorney-in-fact, with full power of substitution for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8/S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signature                                    Title                              Date
             ---------                                    -----                              ----
 /s/ Carl D. Perry                                                                     January 28, 2000
--------------------------
     Carl D. Perry                   President, Chief Executive Officer and Director
                                     (Principal Executive Officer)

 /s/ Carl D. Perry                                                                     January 28, 2000
---------------------------
     Carl D. Perry                   Acting Chief Financial Officer
                                     (Principal Financial and Accounting Officer)

/s/ Anthony Rawlinson
---------------------------                                                            January 28, 2000
      Anthony Rawlinson              Chairman of the Board


---------------------------
        Malcom Currie                Director

 /s/ Edwin O. Riddell                                                                  January 28, 2000
---------------------------
      Edwin O. Riddell               Director


---------------------------
      John J. Micek III              Director

  /s/Donald H. Dreyer                                                                  January 28, 2000
---------------------------
      Donald H. Dreyer               Director

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                              DESCRIPTION
------                              -----------

4.1 1996 Stock Plan, as amended, and form of Stock Option Agreement thereunder.*

5.1 Opinion of Bay Venture Counsel, LLP, as to legality of securities being registered.

23.1     Consent of Moss Adams, LLP, independent accountants.

23.2     Consent of Counsel (contained in Exhibit 5.1).

24.1     Power of Attorney (see Page II-2).

*Incorporated by reference to the Registrant's Annual Report on Form 10-K filed on October 29, 1999.